EXHIBIT 11

                                  SKYMALL, INC.

            Statement RE: Computation of Net Income Per Common Share



                                                             Three months Ended
                                                                December 31,
                                                          ----------------------
For Primary Income Per Common Share (1) (2)                  1997         1996
                                                          ---------    ---------

Weighted average number of common shares outstanding 8,654,000 5,150,000 Net dilutive impact of stock options and warrants--based on the treasury stock
   method using average market price                        164,016           --
                                                         ----------   ----------
Weighted average number of common and common
  equivalent shares outstanding                           8,818,016    5,150,000
                                                         ==========   ==========

Net income                                               $  427,000   $  213,000
                                                         ==========   ==========
Net income per common share                              $     0.05   $     0.04
                                                         ==========   ==========


(1) No calculation of fully diluted income per share has been provided as fully diluted income per share is equal to primary income per share.

(2) Common and common equivalent shares have been adjusted to reflect a 1,592-for-1 stock exchange upon incorporation in Nevada in October 1996.